UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.         )

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PMC-Sierra, Inc.

(Name of Registrant as Specified In Its Charter)

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PMC-SIERRA, INC.

3975 Freedom Circle

Santa Clara, California 95054

(408) 239-8000

Notice of Annual Meeting of Stockholders

DATE AND TIME	May 8, 2007 at 9:00 a.m.

PLACE	Hyatt Regency Santa Clara 5101 Great America Parkway Santa Clara, California 95054

ITEMS OF BUSINESS

(1)    To elect directors to serve until the 2008 Annual Meeting of Stockholders of PMC-Sierra, Inc. (“PMC” or the “Company”). The nominees for the Board of Directors are Robert L. Bailey, Richard E. Belluzzo, James V. Diller, Sr., Michael R. Farese, Jonathan J. Judge, William H. Kurtz and Frank J. Marshall.

(2)    To ratify the appointment of Deloitte & Touche LLP as PMC’s independent auditors.

(3)    To consider such other business as may properly come before the 2007 Annual Meeting of Stockholders (the “Annual Meeting”).

RECORD DATE	You are entitled to vote if you were a stockholder at the close of business on March 15, 2007.

ANNUAL MEETING ADMISSION	All PMC stockholders are cordially invited to attend the Annual Meeting in person. The Annual Meeting will begin promptly at 9:00 a.m.

VOTING BY PROXY	Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card.

/s/ Alinka Flaminia
Vice President, General Counsel, Corporate Secretary

This proxy statement and accompanying proxy card are being distributed on or about March 29, 2007.

PMC-SIERRA, INC.

3975 Freedom Circle

Santa Clara, California 95054

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement, the accompanying proxy card and the Annual Report to Stockholders of PMC-Sierra, Inc. (“PMC” or the “Company”) is being mailed to you on or about March 29, 2007. The Board of Directors (the “Board”) of the Company is soliciting your proxy to vote your shares at the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy statement provides you with information on these matters to assist you in voting your shares.

Questions and Answers About the Proxy Materials and the Annual Meeting

Q:	Why am I receiving these materials?

A:	PMC’s Board is providing these proxy materials to you in connection with PMC’s Annual Meeting, which will take place on May 8, 2007. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. PMC’s 2007 Annual Report on Form 10-K, proxy card and return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of directors

•	the ratification of the appointment of Deloitte & Touche as PMC’s independent auditors

Q:	What is the Board’s voting recommendation?

A:	PMC’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Deloitte & Touche as PMC’s independent auditors.

Q:	Which of my shares can be voted?

A:	You can vote all shares you owned as of the close of business on March 15, 2007 (the “Record Date”). These shares include shares that are: (1) held directly in your name as the stockholder of record, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of PMC hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with PMC’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to PMC or to vote in person at the Annual Meeting. PMC has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you plan to attend the Annual Meeting, PMC recommends that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy for those shares you hold directly as the stockholder of record or, for shares held in street name, by submitting voting instructions to your broker or nominee using the voting instruction card provided by your broker or nominee.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the other proposals, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Q:	What is the voting requirement to approve each of the proposals?

A:	The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors. All other proposals require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “What is the quorum requirement for the Annual Meeting?” In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	PMC will announce preliminary voting results at the Annual Meeting and publish final results in PMC’s quarterly report on Form 10-Q for the second quarter of fiscal year 2007.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:	Other than the proposals described in this proxy statement, PMC does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Robert L. Bailey, PMC’s President and Chief Executive officer, Alinka Flaminia, PMC’s Vice President, General Counsel and Corporate Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of PMC’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What class of shares is entitled to be voted?

A:	Each share of PMC’s Common Stock outstanding as of the close of business on March 15, 2007, the Record Date, is entitled to one vote at the Annual Meeting. In addition, since cumulative voting applies to PMC’s Common Stock in the election of directors, if any stockholder at the meeting and prior to the voting gives notice of the stockholder’s intention to cumulate votes for the election of directors, then the stockholder, or the stockholder’s proxy, may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than seven nominees. On the Record Date, PMC had approximately 212,598,273 shares of Common Stock issued and outstanding.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted as of the Record Date. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Georgeson Shareholder Communications, Inc. will tabulate the votes and act as the Inspector of Elections.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within PMC or to third parties except as necessary (1) to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, or (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card which are then forwarded to PMC’s management.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	PMC will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by PMC’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. PMC has retained the services of Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. PMC estimates that it will pay Georgeson Shareholder Communications, Inc. a fee of approximately $10,000 for its services. In addition, PMC may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s annual meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals or nominate directors for consideration at future annual stockholder meetings.

Any stockholder who wants to make a proposal or director nomination that is to be included in PMC’s proxy statement for that annual meeting must deliver written notice to PMC’s corporate secretary at least 120 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2008 Annual Meeting, this date is November 30, 2007). Any stockholder who wants to make a proposal or director nomination that is not to be included in PMC’s proxy statement for that annual meeting, must deliver written notice to PMC’s corporate secretary at least 45 days before the one-year anniversary of the mailing date of the prior year’s proxy materials (in the case of the 2008 annual meeting this date is February 13, 2008). This notice must contain the information specified in PMC’s bylaws regarding the matters proposed to be brought before the annual meeting and the stockholder proposing such matters. Such proposals will also need to comply with the U.S. Securities and Exchange Commission’s regulations regarding the inclusion of stockholder proposals in PMC-sponsored proxy materials. If the date of next year’s annual meeting is more than 30 days after the one-year anniversary of this year’s annual meeting, then the deadline will be changed.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

PMC currently has seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees of the Board of Directors (the “Board”) named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. Each director has consented to his nomination and PMC does not expect that any nominee will be unable to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until such director’s successor has been elected. The table below sets forth information about each nominee as of March 15, 2007.

Recommendation

PMC’s Board of Directors recommends a vote FOR the nominees listed below:

Name of Nominee	Age	Principal Occupation	Director Since
Robert L. Bailey	49	President and Chief Executive Officer, PMC	1996
Richard E. Belluzzo	53	Chief Executive Officer, Quantum Corporation	2003
James V. Diller, Sr.	71	Retired	1983
Michael R. Farese	60	Senior Vice President of Engineering, Palm, Inc.	2006
Jonathan J. Judge	53	Chief Executive Officer, Paychex, Inc.	2004
William H. Kurtz	49	Executive Vice President and Chief Financial Officer of Novellus Systems, Inc.	2003
Frank J. Marshall	60	Private Investor and Management Consultant	1996

Robert L. Bailey

Mr. Bailey has been a director of PMC since October 1996. Mr. Bailey has been PMC’s President and Chief Executive Officer since July 1997. He has been Chairman of the Board since May 2005 and also served as Chairman from February 2000 until February 2003. Mr. Bailey has served as President, Chief Executive Officer and director of PMC-Sierra, Ltd., PMC’s Canadian operating subsidiary (“LTD”) since December 1993. Mr. Bailey was employed by AT&T-Microelectronics (now known as Agere Systems) from August 1989 to November 1993, where he served as Vice President and General Manager, and by Texas Instruments in management from June 1979 to August 1989.

Richard E. Belluzzo

Mr. Belluzzo has been a director of PMC since June 2003. He has been Chief Executive Officer of Quantum Corporation, a computer storage solutions company, since September 2002. From September 1999 to May 2002, Mr. Belluzzo held senior management positions with Microsoft Corp., most recently as President and Chief Operating Officer. From January 1998 to September 1999, Mr. Belluzzo was Chief Executive Officer of Silicon Graphics, Inc. From 1975 to January 1998, Mr. Belluzzo was with Hewlett-Packard Co., most recently as Executive Vice President of the printer business. Mr. Belluzzo is also a director of Quantum Corporation and JDS Uniphase Corporation, an optical telecommunications equipment maker.

James V. Diller, Sr.

Mr. Diller, a founder of PMC, was PMC’s Chief Executive Officer from 1983 to July 1997 and President from 1983 to July 1993. Mr. Diller has been a director of PMC since its formation in 1983. Mr. Diller was Chairman of PMC’s Board from July 1993 until February 2000, when he became Vice Chairman. He is also a director of Intersil Corporation, an analog semiconductor company.

Michael R. Farese

Mr. Farese joined PMC’s Board in April 2006. He is the Senior Vice President of Engineering for Palm, Inc., a maker of handheld devices. He was Chief Executive Officer and President of WJ Communications from March 2002 to June 2005. He was Chief Executive Officer and President of Tropian, Inc. from October 1999 to March 2002 and prior to that held senior management positions at Motorola, Ericsson and Nokia Mobile Phones. Mr. Farese also held management positions at AT&T and Bell Laboratories.

Jonathan J. Judge

Mr. Judge has been a director of PMC since April 2004. Since October 2004, Mr. Judge has been the President and Chief Executive Officer of Paychex, Inc., a provider of payroll and human resource services. Mr. Judge served as President and Chief Executive Officer of Crystal Decisions, Inc. from October 2002 until the merger of Crystal Decisions with Business Objects S.A. in December 2003. From 1976 until October 2002, Mr. Judge was employed by International Business Machines Corporation (“IBM”), where he held senior management positions, most recently as General Manager of IBM’s personal computing division. Mr. Judge was also a member of IBM’s Worldwide Management Committee from 1999 until 2002. Mr. Judge is also a director of Paychex, Inc.

William H. Kurtz

Mr. Kurtz has been a director of PMC since April 2003. He became the Executive Vice President and Chief Financial Officer of Novellus Systems, Inc., a global semiconductor equipment company, in September 2005. From March 2004 until August 2005, Mr. Kurtz was Senior Vice President and Chief Financial Officer of Engenio Information Technologies, Inc. From July 2001 to February 2004, Mr. Kurtz was Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc. From August 1998 to June 2001, Mr. Kurtz was Executive Vice President and Chief Financial Officer of Scient Corporation. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant. He also served as a director of Redback Networks, Inc., a broadband networking equipment company, from October 1999 to January 2007.

Frank J. Marshall

Mr. Marshall has been a director of PMC since April 1996. Mr. Marshall is a private investor in, and management consultant to, early stage high technology companies. Mr. Marshall served as interim Chief Executive Officer of Covad Communications Group from November 2000 until July 2001. From July 1995 to October 1997, Mr. Marshall was Vice President and General Manager, Core Products Business Unit of Cisco Systems, Inc. From April 1992 to July 1995, Mr. Marshall was Vice President of Engineering for Cisco Systems, Inc. He also served as a director of Juniper Networks Inc., a network equipment company, from April 2004 to February 2007 and was chairman of the board of directors of NetScreen Technologies prior to its acquisition by Juniper Networks, Inc.

Recommendation

PMC’s Board of Directors recommends a vote FOR each of the nominees to the Board of Directors for the 2007 fiscal year.

Vote Required

The seven nominees for director receiving the highest number of affirmative votes of shares shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Deloitte & Touche LLP as PMC’s independent auditors to audit its consolidated financial statements for fiscal 2007. During fiscal 2006, Deloitte & Touche LLP served as PMC’s independent auditors and also provided certain tax and other audit-related services. Although PMC is not required to seek stockholder ratification of this appointment, the Board believes it to be good corporate governance to do so. If the appointment is not ratified, the Audit Committee will investigate the reasons and reconsider the appointment. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, where they will be available to respond to questions.

Fees Incurred by PMC for Deloitte & Touche LLP

The following table shows the fees paid or accrued by PMC for audit and other services provided by Deloitte & Touche LLP for fiscal years 2006 and 2005.

	2006	2005
Audit Fees (1)	$702,129	$579,328
Audit-Related Fees (2)	235,758	118,856
Tax Fees (3)	135,000	679,958
All Other Fees	—	—
Total	$1,072,887	$1,378,142

(1)	Audit fees billed by Deloitte & Touche LLP for review of PMC’s annual financial statements, the audit of management’s assessment of internal control over financial reporting, the audit of internal control over financial reporting and the review of those financial statements included in PMC’s quarterly reports on Form 10-Q and annual report on Form 10-K.
(2)	Audit-related fees consisted of professional services in connection with accounting considerations concerning PMC’s two acquisitions in 2006 and consultations concerning other financial accounting and reporting matters.
(3)	Fiscal 2006 tax fees included $100,000 for tax compliance and $35,000 for expatriate tax advice. Fiscal 2005 tax fees included $513,956 for tax compliance, $108,035 for general tax planning and $57,967 for expatriate tax advice. The amount of tax fees reported for 2005 in last year’s proxy statement was $632,860. The $47,098 increase attributed to 2005 is the result of late invoices that had not been received or accrued, but have been reviewed and approved by the Audit Committee.

The Audit Committee must approve all audit-related and permitted non-audit services to be performed by PMC’s independent auditors prior to the commencement of such services. The Audit Committee concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Recommendation

PMC’s Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte &Touche LLP as PMC’s independent auditors for the 2007 fiscal year.

Vote Required

The affirmative vote of a majority of the votes cast is required to confirm the appointment of Deloitte & Touche LLP as independent auditors of PMC for the 2007 fiscal year.

BOARD STRUCTURE

Board Independence

The Board has determined that all of the nominees, except Mr. Bailey, satisfy the definition of independent director as established in the NASDAQ listing standards. The Board has determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfies the definition of independent director as established in NASDAQ listing standards.

Meetings

During the 2006 fiscal year, the Board held six meetings. Each of our directors attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend annual meetings of PMC stockholders. Five directors attended the last annual meeting of stockholders.

Lead Independent Director

Mr. Marshall has been the Board’s Lead Independent Director since May 2005. The Lead Independent Director has the following responsibilities:

•	authority to call meetings of the independent directors

•	lead meetings of the independent directors in which the Chairman does not participate

•	act as a liaison between the independent directors and the Chairman

•	review agendas for Board meetings in consultation with the Chairman

•	receive communications from stockholders in accordance with the procedures specified in this proxy statement for communications with the Board

•	be available for consultation with stockholders to the extent determined by the independent directors.

The Board believes that these responsibilities are substantially equal to the functions performed by an independent Chairman of the Board.

Audit Committee

The Audit Committee consists of Mr. Belluzzo, Mr. Judge and Mr. Kurtz (Chairperson) and held fourteen meetings in fiscal 2006. The Board has determined that Mr. Kurtz is qualified as an “audit committee financial expert” in accordance with Securities and Exchange Commission (“SEC”) rules and that all of the Audit Committee members are financially literate in accordance with SEC rules. The Audit Committee appoints, compensates and oversees the independent auditors. The Audit Committee approves the independent auditors’ fees and pre-approves any audit and non-audit services to be provided by the independent auditors. The Audit Committee also monitors the independence of the auditors.

The Audit Committee meets with PMC’s independent auditors and senior management to review the general scope of PMC’s accounting, financial reporting, annual audit and internal audit programs, matters relating to internal control systems and results of the annual audit. The Audit Committee also meets with the independent auditors without management present.

The Audit Committee has authority to review and approve any proposed transactions between PMC and its officers and directors, or their affiliates. The Audit Committee also constitutes PMC’s Qualified Legal Compliance Committee to review any reports from PMC’s counsel of material violations of laws. A copy of the charter is available at: http://www.pmc-sierra.com/charter/audit.

Compensation Committee

The Compensation Committee currently consists of Mr. Farese and Mr. Judge (Chair) and held ten formal meetings in fiscal 2006 and met several times informally. On November 2, 2006, the Board appointed Mr. Farese to the Compensation Committee replacing Mr. Diller. The Compensation Committee reviews and approves PMC’s compensation policies, plans and programs, including the compensation of, and employment agreements with, its executive officers and annually evaluates compensation for members of the Board. The Compensation Committee may delegate its responsibilities to subcommittees when appropriate. The Compensation Committee also acts as administrator of PMC’s equity incentive plans and benefit programs. PMC’s Nominating and Corporate Governance Committee previously had the responsibility to review director compensation, but this responsibility was delegated to the Compensation Committee in fiscal 2007. A copy of the charter is available at http://www.pmc-sierra.com/charter/compensation.

In fiscal 2006, the Compensation Committee hired an independent compensation consultant, Compensia, Inc. to advise the Committee directly, and to review the compensation approach and data used by management’s consultant, Frederic W. Cook and Co., Inc. Compensia, Inc. assisted the Compensation Committee in its independent evaluation of executive and director compensation. The Committee targets the overall value of executive and director compensation to the median of comparable U.S. semiconductor companies and companies with whom PMC competes for services of qualified individuals. As such, the consultant retained by the Compensation Committee reports annually to the Compensation Committee concerning compensation of the Company’s executives and directors relative to these comparable companies. The Compensation Committee, after reviewing the consultant’s analysis, recommends any proposed changes to the full Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Farese and Mr. Marshall. On November 2, 2006 the Board appointed Mr. Farese to the Nominating and Corporate Governance Committee replacing Mr. Diller. The Committee held two meetings in fiscal 2006. The Nominating and Corporate Governance Committee makes recommendations to the entire Board as to the size and composition of the Board and its committees. The Committee determines criteria for Board and committee membership, reviews and approves, if appropriate, conflicts of interest of directors and officers, and monitors PMC’s corporate governance. The Committee supervises an annual Board assessment of the Board’s own performance. Changes have been made to the Board’s process as a result of the Board’s self-assessment. The Committee informally evaluates the performance of individual directors as part of the annual nomination process. A copy of the charter is available at http://www.pmc-sierra.com/charter/nominatingcorpgovernance.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee selects nominees for annual election by the stockholders by first evaluating the Board which would result from re-electing directors willing to continue serving on the Board. If the Committee wants to consider additional candidates, the directors and senior management suggest potential nominees. In the past, PMC has also paid third party search firms to identify, screen and assist in recruiting potential nominees based on criteria provided by PMC. The Committee, other Board members and senior management then meet with each candidate so that the Committee has broad input in evaluating each candidate. The Committee also confirms the candidate’s independence under SEC and NASDAQ rules. This consideration of director nominees may also occur between annual meetings if the Committee determines that PMC would benefit from additional directors. The Committee added one director in fiscal 2006 and the Committee did not find it necessary to nominate additional directors for consideration at the Annual Meeting.

The Committee believes that in addition to factors such as the candidate’s integrity, judgment and reputation, PMC’s Board benefits from directors who share the following qualities or skills:

•	independence from management (not applicable to PMC’s Chief Executive Officer)

•	extensive business and industry experience, particularly in the technology sector

•	experience as an executive officer of a publicly traded corporation

•	experience as a director of a publicly traded corporation

•	knowledge about the industries in which PMC’s end user customers participate, or the markets which those customers serve

•	absence of potential conflicts of interest

•	available time for service as a PMC director in light of the candidate’s other business and professional commitments

The Committee has no specific, minimum qualifications that it believes must be met for a position on PMC’s Board, other than the financial expertise of potential Audit Committee members, and whether at least one Audit Committee member qualifies as an “audit committee financial expert.”

The Committee will consider, through the process described above, director candidates recommended by stockholders. To recommend a candidate, stockholders should submit to PMC’s CEO, who will provide it to the Committee, an analysis of the candidate’s independence and the factors listed above, and a description of any relationship between the stockholder and candidate. To be considered for the 2008 annual meeting, suggestions meeting these criteria must be received before November 30, 2007.

Corporate Governance

Corporate Governance Guidelines. PMC has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, Board composition, compensation and administration. These Guidelines are available, along with other important corporate governance materials, on our website at http://www.pmc-sierra.com/governanceguidelines.

The Guidelines provide, among other things, that:

•

the Board will exercise its business judgment to direct management in the best interests of stockholders of PMC. The Board may also consider the interests of the Company’s employees, customers, suppliers and creditors

•	a majority of the directors must qualify as independent directors under all applicable regulations, including SEC and NASDAQ rules

•	while the CEO is Chairman, the Board shall appoint a Lead Independent Director from among the independent directors

•	at least four times annually, the independent directors will meet in executive session without the CEO or other members of management present

•	the Board performs an annual effectiveness self-evaluation of the Board and its committees

•	directors and executive officers are required to attain and maintain ownership of PMC’s Common Stock at specified levels

•	directors who are engaged in full-time employment as an executive of a publicly traded company should serve on the boards of not more than four publicly traded companies, including PMC’s Board

•

directors shall notify the Nominating and Corporate Governance Committee of any principal job change and the Committee will make a recommendation to the Board as to whether that director shall be re-elected at the next annual meeting or, possibly, resign

•	the Board does not believe it should limit the number of terms for which an individual may serve as a director

•	as a general policy, a director will not be nominated for reelection at the annual meeting following the director’s 75th birthday.

Because the operation of the Board is a dynamic process, the Board regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. The Board may modify the Guidelines from time to time, as appropriate.

Communications with the Board

Any stockholder who desires to contact our Lead Independent Director or the other members of our Board may do so by writing to: Board of Directors, c/o Corporate Secretary, PMC-Sierra, Inc., 3975 Freedom Circle, Santa Clara, California 95054. Communications received in writing are reviewed internally by management and then distributed to the Lead Independent Director or the other members of the Board as appropriate.

Code of Business Conduct and Ethics

PMC has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Chief Executive Officer, our Chief Financial Officer, and our principal accounting officers. A copy of the Code of Business Conduct and Ethics may be obtained, without charge, upon written request to PMC’s Corporate Secretary.

EXECUTIVE OFFICERS

The following information about our executive officers is as of March 15, 2007.

Name of Officer	Age	Position
Robert L. Bailey	49	President, Chief Executive Officer and Chairman of the Board
Ra’ed O. Elmurib	47	Vice President and General Manager
Alinka Flaminia	45	Vice President, General Counsel and Secretary
Colin C. Harris	49	Vice President, Worldwide Operations
Alan F. Krock	46	Vice President, Corporate Affairs
Robert M. Liszt	50	Vice President, Worldwide Sales
Ben D. Naskar	52	Vice President and General Manager
Mark C. Stibitz	48	Vice President and General Manager
Michael W. Zellner	51	Vice President, Chief Financial Officer

Mr. Bailey has served as PMC’s President and Chief Executive Officer since July 1997. He has been Chairman of the Board since May 2005 and was also Chairman from February 2000 until February 2003. Mr. Bailey has been a director of PMC since October 1996. Mr. Bailey has served as President, Chief Executive Officer and director of PMC-Sierra, Ltd., PMC’s Canadian operating subsidiary (“LTD”) since December 1993. Mr. Bailey was employed by AT&T-Microelectronics from August 1989 to November 1993, where he served as Vice President and General Manager, and by Texas Instruments in management from June 1979 to August 1989.

Mr. Elmurib has served as Vice President, General Manager of the Microprocessor Products Division since December 2006. Mr. Elmurib also oversees corporate business development and is responsible for strategic investments, partnerships, and acquisitions at PMC. Previously, Mr. Elmurib was the Director of Sales for Asia Pacific and the Western U.S. where he oversaw the sales activities and managed the direct and channel sales force. Mr. Elmurib joined PMC in 2000 as a Regional Sales Manager for the Southwest region. Prior to joining PMC, Mr. Elmurib was the President of Unitec Sales, a manufacturer representative organization, and held various sales positions at ST Microelectronics.

Ms. Flaminia has served as Vice President and General Counsel since January 2007 and was appointed Secretary in February 2007. Ms. Flaminia was Senior Counsel at Xilinx, Inc. from March 2001 through 2006 where she provided legal services to the finance and corporate services, sales, marketing and human resources organizations worldwide and managed stock administration. Previously, Ms. Flaminia was employed by McAfee, Inc. (formerly known as Network Associates) from December 1999 to March 2001 and was a Director of Legal Affairs in her last position held. From 1990 to November 1999, Ms. Flaminia was in private practice.

Mr. Harris has served as Vice President of Worldwide Operations at PMC since July 2004. Mr. Harris was PMC’s Vice President of IC Technology from June 2001 to July 2003. In 1992, he became PMC’s Director of Operations and subsequently Director of Quality Assurance. Prior to joining PMC in 1989 as Operations Manager, Mr. Harris was employed by Mitel Semiconductor.

Mr. Krock served as PMC’s Vice President and Chief Financial Officer from November 2002 until the filing of PMC’s Annual Report on Form 10-K on March 1, 2007 whereupon he became the Vice President of Corporate Affairs. He was Vice President and Chief Financial Officer of Integrated Device Technology, Inc. from January 1998 until November 2002, a Vice President from July 1997 until January 1998, and its Corporate Controller from February 1996 to July 1997. Previously, Mr. Krock held management positions at Rohm Corporation and Price Waterhouse, now PricewaterhouseCoopers LLP. He currently serves as a Director of Netlogic Microsystems, Inc., a fabless semiconductor company.

Mr. Liszt became PMC’s Vice President of Worldwide Sales in March 2006. He was Agere Systems’ Vice President, Global Sales from November 2005 to February 2006 and Vice President, North American Sales from May 2002 until November 2005. He was NEC Electronics’ Vice President Components Division in 2001, Vice President, North American Sales from June 1999 to January 2001, and Vice President of Geographic Sales from September 1998 to May 1999. From 1982 to 1998, he held various sales management positions with Hitachi America Semiconductor.

Mr. Naskar has served as Vice President and General Manager of PMC’s Communications Products Division since September 2005. Mr. Naskar was employed by Magfusion, Inc. from May 2002 to August 2005, most recently as President and CEO. Prior to that, Mr. Naskar was Managing Director and Vice President, Asia Pacific, for Analog Devices, Group Director in the Communications Division of National Semiconductor, and worked as a senior manager for Advanced Micro Devices, Inc.

Mr. Stibitz has served as Vice President and General Manager of PMC’s Enterprise Storage Division since December 2001. He was a Vice President and General Manager at Agere Systems (formerly Lucent Technologies Microelectronics Group) from September 1996 to December 2001. Prior to that, Mr. Stibitz was the ASIC Product Line Director at AT&T Microelectronics and a member of AT&T Bell Labs technical staff for fifteen years.

Mr. Zellner has served as Vice President, Chief Financial Officer since March 2, 2007. Previously, Mr. Zellner was Senior Vice President of Finance and Administration, Chief Financial Officer at Wind River Systems, Inc. from October 2000 through February 2007 where he was responsible for all finance and administration functions as well as information technology, legal and real estate. Mr. Zellner was employed by Applied Materials, Inc. from July 1990 to October 2000 where he held a variety of management positions the last of which was Senior Director of Finance, Transistor Capacitor and Gate Division. Mr. Zellner worked at Unisys Corporation from 1978 to 1990.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2006, concerning:

•	beneficial ownership of PMC’s Common Stock by all persons known to PMC to be the beneficial owners of 5% or more of PMC’s Common Stock;

•	beneficial ownership of PMC’s Common Stock by all directors, nominees and Named Executive Officers; and

•	beneficial ownership of PMC’s Common Stock by all directors and executive officers as a group.

Under the rules of the Securities and Exchange Commission (“SEC”), “beneficial ownership” includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire as of March 1, 2007 (60 days after December 31, 2006), through the exercise of any stock option or other right. Unless otherwise indicated, each person or entity has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. This information is not indicative of beneficial ownership for any other purpose. Unless otherwise indicated, the address of each of the individuals named below is c/o PMC-Sierra, Inc., 3975 Freedom Circle, Santa Clara, California 95054.

Name	Number of Shares	Approximate Percentage Ownership
FMR Corp.(1)	31,622,185	14.94%
T. Rowe Price Associates, Inc(2)	24,512,021	11.58%
Adage Capital Partners, L.P.(3)	14,199,700	6.71%
Capital Research and Management Company(4)	13,910,000	6.57%
Robert L. Bailey(5)	4,136,071	1.92%
James V. Diller, Sr.(6)	2,442,424	1.15%
Mark C. Stibitz(7)	435,498	*
Colin C. Harris(8)	434,069	*
Frank J. Marshall(9)	419,219	*
Alan F. Krock(10)	354,609	*
William H. Kurtz(11)	131,927	*
Richard E. Belluzzo(12)	121,927	*
Jonathan J. Judge(13)	81,927	*
Michael R. Farese(14)	15,000	*
Robert M. Liszt(15)	0	*
Martin Scott(16)	0	*

All directors and executive officers as a group (16 persons)(17)	11,773,156	5.35%

*	Less than 1%.
(1)	Based solely on information reported by FMR Corp. (“FMR”) on a Schedule 13G filed with the SEC on February 14, 2007. FMR has sole investment power with respect to all of such shares, sole voting authority with respect to 1,467,188 shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109. Includes 31,049,110 shares beneficially owned by Edward C. Johnson 3d and Fidelity Management & Research Company, an affiliate of FMR.
(2)	Based solely on information reported by T. Rowe Price Associates on a Schedule 13G filed with the SEC on February 14, 2007. T. Rowe Price has sole investment power with respect to all of such shares, sole voting authority with respect to 4,649,299 shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of T. Rowe Price is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)	Based solely on information reported by Adage Capital Partners, L.P. on a Schedule 13G filed with the SEC on January 18, 2007. Adage Capital Partners, L.P. has sole investment power with respect to all of such shares, sole voting authority with respect to 14,199,700 shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of Adage Capital Partners, L.P. is 200 Clarendon Street, Boston, MA 02116.
(4)	Based solely on information reported by Capital Research and Management Company on a Schedule 13G filed with the SEC on February 12, 2007. Capital Research and Management Company has sole investment power with respect to all of such shares, sole voting authority with respect to 13,910,000 shares, shared voting power over none of the shares and shared investment power over none of the shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, CA 90071. Includes 11,600,000 shares beneficially owned by SMALLCAP World Fund, Inc., an affiliate of Capital Research and Management Company.
(5)	Includes 12,109 shares held jointly by Robert L. Bailey and Merry L. Bailey. Includes 3,189,529 shares subject to options exercisable within 60 days after December 31, 2006, 2,635 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 31, 2006. Includes 931,798 shares issuable upon redemption of Special Shares of PMC-Sierra, Ltd., the Company’s principal Canadian Subsidiary, which are redeemable or exchangeable for shares of PMC Common Stock (“Special Shares”).
(6)	Includes 592,492 shares held jointly by James V. Diller, Sr. and June P. Diller, Trustees of the James V. Diller and June P. Diller Trust UA 07/20/77, includes 249,932 shares subject to options exercisable within 60 days after December 31, 2006, 800,000, shares held by the James Diller Annuity Trust (GRAT) and 800,000 shares held by his wife’s separate annuity trust, the June Diller Annuity Trust (GRAT). Voting and investment control of the shares held by the James Diller and June P. Diller Trust UA 07/20/77 is held by James V. Diller, Sr. and June P. Diller. Voting and investment control of the shares held by the James Diller Annuity Trust (GRAT) is held by James V. Diller, Sr. Voting and investment control of the shares held by the June Diller Annuity Trust (GRAT) is held by James V. Diller, Sr.
(7)	Includes 418,692 shares subject to options exercisable within 60 days after December 31, 2006.
(8)	Includes 402,746 shares subject to options exercisable within 60 days after December 31, 2006 and 2,829 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 31, 2006. Includes 20,412 shares issuable upon redemption of Special Shares held by Mr. Harris’ spouse and three children.
(9)	Includes 256,927 shares subject to options exercisable within 60 days after December 31, 2006. Includes 123,328 shares held by Timark, L.P. Mr. Marshall is a General Partner of Timark, L.P. and disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Marshall has voting and investment control over the shares held by Timark, L.P.
(10)	Includes 351,666 shares subject to options exercisable within 60 days after December 31, 2006.
(11)	Includes 131,927 shares subject to options exercisable within 60 days after December 31, 2006.
(12)	Includes 121,927 shares subject to options exercisable within 60 days after December 31, 2006.
(13)	Includes 81,927 shares subject to options exercisable within 60 days after December 31, 2006.
(14)	Includes 15,000 shares subject to options exercisable within 60 days after December 31, 2006.
(15)	Mr. Liszt was granted stock options on March 9, 2006 and there are no shares subject to options exercisable within 60 days after December 31, 2006.
(16)	Mr. Scott was granted stock options on March 7, 2006 and terminated his employment with the Company on December 22, 2006. There are no shares subject to options exercisable within 60 days after December 31, 2006.
(17)	Includes 8,236,310 shares subject to options exercisable within 60 days after December 31, 2006 and 15,622 shares issuable pursuant to PMC’s 1991 Employee Stock Purchase Plan within 60 days after December 31, 2006 held by the current executive officers and directors listed above and four executive officers not listed above. Includes 1,004,135 shares issuable upon redemption of Special Shares held by two executive officers listed above and one executive officer not listed above. See notes (5) and (8) above.

DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

Retainer, Meeting Fees and Equity Compensation

During fiscal 2006, the director fees included the following: $25,000 annual retainer, $3,000 annual fee per committee, $15,000 annual fee for the Audit Committee Chairperson and $15,000 fee for the Lead Independent Director. Committee chairpersons do not receive the $3,000 annual fee per committee. Each director received $1,000 payment for each meeting attended. Upon reelection to the Board in fiscal 2006, each director received four stock option grants of 10,000 shares per grant. One grant was made on reelection and subsequent grants were made every 90 days thereafter. The grant dates of the stock options for fiscal 2006 were as follows: February 21, 2006, June 1, 2006, August 30, 2006 and November 28, 2006. Mr. Farese was elected to the Board on May 10, 2006 and was granted 40,000 shares on this date only and received no subsequent quarterly grants.

On February 1, 2007, the Board approved an increase from $15,000 to $25,000 in the fee to be paid to the Chairperson of the Audit Committee and an annual retainer of $10,000 to the Chairperson of the Compensation Committee. Furthermore, the Board amended the equity compensation structure for each director in order to align it with the Company’s current executive equity compensation structure. As a result, effective fiscal 2007, equity granted to each director will consist of a combination of stock option awards and restricted stock units weighted toward option awards, to be granted subsequent to the Annual Meeting in accordance with PMC’s established practices. The stock awards will vest over a one-year period. Each director will receive an option to purchase 24,000 shares of PMC Common Stock and a restricted stock unit grant of 5,333 shares of PMC Common Stock. In connection with the new equity structure, each director will be required to own at least $50,000 of PMC’s Common Stock and will have five years from the date of the first restricted stock unit award to accumulate this ownership holding.

Compensation Item	2006		2007
Annual Retainer(1)	$25,000		$25,000
Per meeting payment	$1,000		$1,000
Initial Stock Option	40,000	shares(2)	40,000	shares(2)
Annual Stock Option	40,000	shares(3)	24,000	shares(3)
Annual Restricted Stock Unit Award	—		5,333	units(3)
Annual Compensation for Audit Committee Chair(1)	$15,000		$25,000
Annual Compensation for Compensation Committee Chair(1)	—		$10,000
Annual Compensation for Lead Independent Director (Independent Board Chair)(1)	$15,000		$15,000
Annual Compensation for each committee member except Audit Committee Chair and Compensation Committee Chair(1)	$3,000		$3,000

(1)	Directors may elect annually not to receive the cash payment and instead to receive a fully vested option, exercisable at fair market value on the date of grant, to purchase a number of shares equal to three times the cash payment, divided by the per share market value on the date of grant.
(2)	Directors receive a stock option to purchase 40,000 shares of PMC Common Stock upon joining the Board. This stock option vests 1/24 per month over two years, and has an exercise price equal to the fair market value of the stock on the date of grant.
(3)

With the exception of Mr. Farese who was elected to the Board in May 2006, subsequent to reelection to the Board at the 2006 annual meeting, each Board member received four quarterly grants of the option to purchase 10,000 shares of PMC Common Stock (40,000 shares total) in accordance with PMC’s established practices. Beginning in fiscal 2007, the annual grant will be a one-time grant of options and a one-time grant of restricted stock units subsequent to the Annual Meeting in accordance with PMC’s established practices. Stock options are unvested on their grant date and have an exercise price equal to the fair market value of the Common Stock on the grant date. Restricted stock units will be exchanged at the fair market value of the Common Stock according to the vesting schedule. In fiscal 2006, the directors’ annual grant of options vest

1/24th per month over a period of two years. Beginning in fiscal 2007, the directors’ annual grant of options will vest 1/12th per month until they are fully vested after one year and the annual grant of restricted stock units will vest entirely after one year.

The following tables set forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the chief executive officer for the fiscal year ended December 31, 2006.

Director Compensation

for Fiscal 2006

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Richard E. Belluzzo	48,000			67,296	(3)			0		115,296
James V. Diller, Sr.	49,000			67,296	(3)			11,301	(5)	127,597
Michael R. Farese	35,000			81,519	(4)			0		116,519
Jonathan J. Judge	62,000			67,296	(3)			0		129,296
William H. Kurtz	65,000	(6)		67,296	(3)			0		132,296
Frank J. Marshall	50,000			67,296	(3)			0		117,296

(1)	The Company did not grant any stock awards in fiscal 2006.
(2)	Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized for option awards in fiscal 2006 for financial statement reporting purposes as determined pursuant to Statement of Financial Accounting Standards No. 123(R), or FAS 123R. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock Based Compensation” on page 52 of PMC’s Annual Report on Form 10-K for fiscal year 2006, filed with the SEC on March 1, 2007.
(3)	Reflects the compensation costs recognized in fiscal 2006 for stock option grants with the following fair values as of the grant date: 10,000 options were granted on February 21, 2006 with a fair value of $59,200; 10,000 options were granted on June 1, 2006 with a fair value of $59,300; 10,000 options were granted on August 30, 2006 with a fair value of $41,100; and 10,000 options were granted on November 28, 2006 with a fair value of $44,600. As of December 31, 2006, Mr. Belluzzo had an aggregate of 150,000 options outstanding, Mr. Diller had an aggregate of 278,005 options outstanding, Mr. Judge had an aggregate of 110,000, options outstanding, Mr. Kurtz had an aggregate of 160,000 options outstanding and Mr. Marshall had an aggregate of 285,000 options outstanding.
(4)	Reflects the compensation costs recognized in fiscal 2006 for stock option grants with the following fair values as of the grant date: 40,000 options were granted on May 10, 2006 with a fair value of $ 256,400. As at December 31, 2006, Mr. Farese had a total/aggregate of 40,000 shares outstanding.
(5)	Since Mr. Diller’s resignation from the position of Chief Executive Officer of PMC in 1997, he and his spouse have received Company-sponsored medical, dental and vision insurance. The Company has agreed to pay these annual health insurance premiums for Mr. Diller’s lifetime.
(6)	$4,000 of the fees paid to Mr. Kurtz was additional compensation for his work on the Special Committee that investigated PMC’s stock option dating practices.

Compensation of Employee Director

As an executive officer of PMC, Mr. Bailey, the Chairman of the Board, received in fiscal 2006 a base salary, options, an incentive bonus and other cash compensation that is detailed in the Summary Compensation Table at page 26. Mr. Bailey did not receive any retainer or meeting fees paid to non-employee directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

PMC’s compensation program is overseen and administered by the Compensation Committee (the “Committee”), which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. The Committee ensures that the total compensation paid to PMC’s executive officers is fair, reasonable and competitive. The Committee operates under a written charter adopted by our Board. A copy of the charter is available at: http://www.pmc-sierra.com/charter/compensation. Generally, the compensation and benefits provided to the Named Executive Officers, as defined in the Summary Compensation Table at page 26, are similar to those provided to PMC’s other executive officers.

Compensation Philosophy and Objectives

Under the Committee’s supervision, in fiscal 2006 PMC implemented compensation policies, plans and programs intended to achieve the following objectives:

•	attract, retain and motivate talented executive officers

•	provide executive officers with cash bonus opportunities linked to achievement of business objectives and individual performance goals

•	align the financial interests of executive officers with those of stockholders by providing executive officers with an equity stake in PMC

Our approach to executive compensation is to be “middle of the road” for cash compensation and to provide greater upside potential through equity incentives while maintaining acceptable levels of dilution.

During the second half of fiscal 2006, under the Committee’s supervision, PMC reviewed its compensation philosophy and restated its objectives. Beginning in fiscal 2007, PMC will design and implement compensation programs that:

•	directly and substantially link rewards to measurable corporate performance

•

are sufficiently flexible to enable PMC to continue to attract, motivate and retain executives in a highly cyclical business environment and to support PMC in achieving its strategic business objectives

•	incentivize executives in all stages of the cyclical economy of the semiconductor industry

•	minimize dilution by providing a mix of equity incentives within Committee approved guidelines

•	provide competitive compensation with opportunity for above-market pay tied to above-target performance

Role of Executive Officers in Compensation Decisions

The Committee reviews and approves the total compensation for all of PMC’s executive officers. In fiscal 2006, under the Committee’s supervision, management engaged a compensation consultant to analyze each officer’s compensation and to provide peer company data in comparison with each officer’s compensation. In fiscal 2006, management selected Frederic W. Cook and Co., Inc. to be PMC’s compensation consultant. The compensation consultant advised management on all of the principal aspects of executive compensation, including base salaries, quarterly bonuses and equity incentives. Management used the report of the compensation consultant to compare each element of total compensation against a group of peer companies (the “Peer Group”) in the U.S. semiconductor industry. The Peer Group consists of companies against which PMC competes for business as well as talent. The companies comprising the Peer Group in fiscal 2006 included, among others:

•	Altera Corporation

•	Linear Technology Corporation

•	Microchip Technology Incorporated

•	RF Micro Devices, Inc.

•	Intersil Corporation

•	Qlogic Corporation

•	Silicon Laboratories, Inc.

•	Emulex Corporation

•	Integrated Device Technology, Inc.

•	Microsemi Corporation

•	Semtech Corporation

•	Silicon Image, Inc.

PMC intends to continue to use this Peer Group for fiscal 2007.

Based on the consultant’s analysis, management prepares and submits to the Committee an annual compensation plan for PMC’s executive officers for Committee review and approval. The Committee typically reviews the report in the first quarter. The Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. It is commonplace for the Committee to adjust the recommendations of management.

The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. In fiscal 2006, the Committee also engaged its own compensation consultant, Compensia, Inc., to review the annual plan prepared by management and the compensation report prepared by Frederic W. Cook and Co., Inc., and to otherwise advise the Committee. The Committee’s consultant reports to the Committee rather than to management, although the consultant may meet with or confer with management from time to time for purposes of gathering information on proposals that management may make to the Committee.

Management attends some of the Committee’s meetings, but the Committee also holds meetings not attended by any members of management. The Committee discusses Mr. Bailey’s compensation package with him, but makes decisions with respect to Mr. Bailey’s compensation without him present. The Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees, in accordance with the Committee’s charter.

Elements of Compensation

There were five major elements that comprised PMC’s compensation program in fiscal 2006:

•	base salary

•	quarterly performance based cash bonuses

•	equity incentives

•	health and welfare benefits

•	retirement benefits

Under the Committee’s supervision, PMC has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of our compensation policy. For instance, base salary is set with the goal of attracting executives and adequately compensating and rewarding them on a day-to-day basis for the time spent and the services they perform and skills and experience they bring to PMC, while our equity incentives are geared toward providing an incentive and reward for the achievement of long-term business objectives and retaining key talent. In setting compensation levels for a particular executive, the Committee takes into consideration the proposed compensation package as a whole and each element individually, as well as the executive’s past and expected future contributions to our business. PMC believes that these elements of compensation, when combined, are effective, and will continue to be effective, in achieving the objectives of its compensation program. However, we strongly believe in engaging and retaining the best talent in critical functions, and this may entail negotiations with individual executives who have significant compensation packages with current or potential employers. In order to enable PMC to hire and retain talented executives, the Committee may determine that it is in the best interests of PMC to negotiate packages that may deviate from PMC’s standard practices in setting the compensation for certain of its executive officers when such deviation is required by competitive or other market forces.

Base Salary

A competitive base salary is provided to each executive officer to recognize the skills and experience each individual brings to PMC and the performance contributions they make. When determining the base salary for an executive, PMC references the median (50th percentile) of the base salaries of similar positions in its Peer Group. Other factors are also taken into account such as internal comparisons, individual skills and experience, performance contributions and competitiveness of the marketplace. Salaries are reviewed on an annual basis, taking into account the factors described above.

In fiscal 2006, after considering the above compensation targets, management recommendations, and other factors, the Committee maintained the current base salaries for all executive officers other than Mr. Krock, whose base salary increased by $15,000, from $250,000 to $265,000. Mr. Krock’s salary was increased after the Committee referenced the salaries of Chief Financial Officers in the Peer Group, and considered Mr. Krock’s unique skills and experience as well as the performance contributions he made to PMC during fiscal 2005 and 2006, including successfully negotiating two significant acquisitions. Base salary levels for each of the Named Executive Officers are reflected in the column labeled as “Salary” of the Summary Compensation Table on page 26.

Short-Term Incentive Plan (Bonus)

In fiscal 2006, executives participated in the Short Term Incentive Plan (“STIP”), which is designed to reward an individual executive’s performance against short-term corporate and individual goals with a cash bonus. Executives are eligible to receive STIP payouts on a quarterly basis, subject to PMC attaining a threshold level of corporate performance. Currently, all of our employees including executives are only eligible for cash bonuses when operating income on a non-GAAP basis exceeds 12.5% of revenue. In order to be eligible to receive the full cash bonus, operating income on a non-GAAP basis must equal or exceed 25% of revenue. In addition, each executive is assigned individual quarterly performance objectives that are specific to their area of responsibility, which also must be met in order to receive the full cash bonus. Management uses non-GAAP operating measures for its STIP because these measures help PMC internally to evaluate PMC’s in-period operating performance before gains, losses and other charges that are considered by management to be outside of the PMC’s core operating results.

For fiscal 2006, the Committee approved a STIP bonus target for Mr. Bailey at the median when compared to publicly disclosed information of the Peer Group and in the 75th percentile of the bonus targets for Chief Executive Officers in a broader technology compensation survey. STIP bonus targets were also approved for other executive officers at the median (50th percentile) of the bonus targets for comparable positions in the Peer

Group. Actual 2006 STIP bonus payments were lower than the target levels for all executive officers because the target operating income levels were not achieved. Actual STIP bonus amounts for each of the Named Executive Officers are reflected in the column labeled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 26.

As in fiscal 2006, the fiscal 2007 STIP is designed to reward an individual executive’s performance against short-term corporate and individual goals with a cash bonus. In fiscal 2007, corporate performance will be measured against internal targets for non-GAAP operating income as part of the Company’s operating plan approved by the Board. All employees, including our executives, are only eligible for cash bonuses when operating income on a non-GAAP basis exceeds 50% of the amount approved by the Company’s Board in PMC’s annual operating plan. In order to be eligible to receive the full cash bonus, operating income on a non-GAAP basis must equal or exceed the targets stated in PMC’s operating plan. The Company sets proposed performance targets, which are then reviewed and approved by the Committee. The targets are set such that they are attainable only with significant effort while at the same time still making them achievable. In addition, each executive is assigned individual quarterly performance objectives that are specific to their area of responsibility, which also must be met in order to receive the full cash bonus. Executives will not receive more than 100% of their target bonus, even if the Company exceeds its performance goals. Management uses non-GAAP operating measures for its STIP because these measures help PMC internally to evaluate PMC’s in-period operating performance before gains, losses and other charges that are considered by management to be outside of the PMC’s core operating results.

For fiscal 2007, the STIP bonus targets will remain at the same levels as 2006 for Mr. Bailey and for other executive officers. For the most part, the STIP targets for 2007 are at the median (50th percentile) of the bonus targets for comparable positions in the Peer Group. The performance targets set for fiscal 2007 are aggressive but achievable with significant effort. Unlike in fiscal 2006 when STIP bonuses were measured and paid quarterly, STIP bonuses will be measured and paid semi-annually in fiscal 2007.

Other Bonuses

In fiscal 2006, the Committee approved a $500,000 retention bonus to Mr. Scott. This bonus was a condition imposed on PMC in connection with the acquisition of the storage semiconductor business from Avago Technologies, Inc. that was deemed critical to the successful integration of the two businesses. The bonus was paid in two equal installments, three months and six months after the completion of the transaction. The Board approved this bonus only after extensive deliberation and analysis of the terms of the transaction, as a whole, and does not expect to pay similar retention bonuses in the ordinary course.

In order to attract key employees in this competitive industry and job market, PMC will consider paying signing bonuses to incoming employees. These are typically paid in a lump sum and must be reimbursed on a pro-rata basis if the employee voluntarily leaves within the first year of employment. In fiscal 2006, PMC paid its incoming VP of Worldwide Sales, Mr. Liszt, a $50,000 signing bonus.

In addition, in fiscal 2006 Mr. Krock announced that he would be resigning from his position as Vice President and Chief Financial Officer of PMC after a transition period. After filing PMC’s annual report in Form 10-K on March 1, 2007, Mr. Krock assumed the role of Vice President, Corporate Affairs. In connection with the transition, PMC entered into agreements with Mr. Krock that modified certain of Mr. Krock’s compensation arrangements. The agreements provide, among other things, that he will be entitled to receive a minimum quarterly bonus of $40,000 for the fourth quarter of 2006 and the first quarter of 2007, provided that he is still employed by PMC in the capacity of Chief Financial Officer during any portion of the respective quarter.

Equity Incentives

Our Board has delegated the authority to grant stock and other equity awards to the Committee, including any awards to our executive officers. During each fiscal year, the Committee considers whether to grant executive officers long-term equity incentives, which have historically been stock options but may include restricted stock units in fiscal 2007. The Committee believes that equity incentives encourage the achievement of superior results over time and align employee and stockholder interests. All equity incentives are subject to vesting provisions to encourage executive officers to remain employed with PMC.

The Committee has implemented general policies relating to grants of stock options and other awards and these policies also apply to our executive officers. Specifically, the Committee has determined that stock options shall be granted only on the first Tuesday of each month (or, alternatively, on the date the last Committee member approves such grants if not approved prior to the first Tuesday of each month). Monthly grants for newly hired and promoted employees are considered valuable to support ongoing hiring and incentive objectives to remain competitive and to concentrate the administrative activities on a single day. In fiscal 2007, PMC expects to make grants of restricted stock units on a quarterly basis using the same grant date each quarter. The first grants of restricted stock units will be made on May 25th in fiscal 2007 and PMC intends to make quarterly grants each year on February 25th, May 25th, August 25th, and November 25th or the next trading day following those dates. Grants are approved only at a properly constituted meeting of the Committee or by electronic unanimous written consent of the Committee members. All required documentation, including the list of equity award recipients and the recommended grant amounts, is expected to be sent by management and received by the Committee at least one week prior to the proposed grant date. The Committee may only make changes to the award recipients and recommended grant amounts prior to the grant date. All stock option grants and other awards have a per share exercise price equal to closing price of the PMC’s Common Stock on the NASDAQ Global Market on the date of grant. If the markets are closed on the date of grant, then the exercise price will be the closing price on the next trading day.

As PMC grants options on a monthly basis, and expects to grant restricted stock units on a quarterly basis, each on predetermined dates, equity compensation awards to executive officers may be made prior to the release of material, nonpublic information that may result in an increase in the price of PMC’s Common Stock, such as a significant positive earnings announcement. Management and the Committee believe that consistency in grant dates for equity compensation awards is paramount. Given PMC’s ongoing hiring efforts in a competitive job market and the historical volatility of its stock trading price, management and the Committee believe that it is important to grant equity incentive awards as close as possible to the start-date of newly hired employees. Option awards provided in connection with PMC’s annual performance review of all employees, including executive officers, shall be granted on the first Tuesday of March in connection with the regularly monthly grant schedule and grants of restricted stock units will be made on May 25 (or the next trading day if the market is closed on the scheduled grant date).

The number of options our Committee grants to each executive officer and the vesting schedule for each grant is determined based on a variety of factors. The Committee reviews PMC’s historic annual option grants as a percentage of PMC’s outstanding shares, historic actual option exercises relative to outstanding shares, and the total number and proportion of shares subject to outstanding options relative to the Peer Group. The Committee also reviews, for each executive officer, Peer Group data for officers in comparable positions, covering the individual’s aggregate equity position relative to shares outstanding and the size of each individual’s proposed annual option grant (normalized for differences in shares outstanding). Awards are also determined by referencing other factors such as internal comparisons, individual skills and experience, and performance contributions. PMC typically targets the value of its equity awards for its executive officers to be in the 75th percentile of its Peer Group, based on the information gathered from publicly available sources. Any proposed grant that is outside of this target is highlighted for the Committee. Equity-based incentives are granted to our officers under PMC’s stockholder-approved equity incentive plans. In 2006, all PMC employees, including executive officers, could elect to receive options grants made in connection with the annual review process in four quarterly installments instead of a single grant. In fiscal 2007, the quarterly installment election was terminated so there will be only the single grant of options in March and restricted stock units in May.

During fiscal 2006, our Committee relied upon the above-mentioned factors to approve stock option grants to executive officers to purchase: 1,112,500 shares exercisable at $10.97 per share; 225,000 shares exercisable at $10.56 per share; 50,000 shares exercisable at $9.29 per share; 50,000 shares exercisable at $7.54 per share; and 50,000 shares exercisable at $6.37 per share. All options vest over four years and have a ten-year term. Equity incentive awards to Named Executive Officers in fiscal 2006 are reflected in the Summary Compensation Table on page 29 and the Grants of Plan Based-Awards Table on page 28.

For fiscal 2007, the Committee has limited the number of shares to be granted as equity incentives to executive officers to 3.5% of PMC’s outstanding Common Stock.

PMC and the Committee regularly monitor the environment in which PMC operates and make changes to our equity compensation program to help us meet our compensation objectives. After conducting such an analysis in the third quarter of fiscal 2006, management recommended, and the Committee approved, the use of both stock options and restricted stock units as equity incentives in fiscal 2007. Executive officers will receive a combination of stock options and restricted stock units in fiscal 2007, with a greater proportion being weighted toward options. PMC and the Committee believe that restricted stock units will provide a tangible value to employees, and therefore are efficient tools in retaining and motivating employees. Restricted stock units also may be efficient with respect to the use of our equity plan share reserves because fewer restricted stock units are needed to provide the same retention and incentive value as provided by stock options. The plans allow for these to be subject to either time-based or performance-based vesting. In fiscal 2007, vesting of restricted stock units granted to executive officers will be time-based and will vest on a 4-year schedule, with 50% vesting 24 months after the grant date and an additional 25% vesting each 12-month period thereafter.

PMC recently amended its equity incentive plans to permit the granting of restricted stock and restricted stock units. Additional non-material amendments were also made at the same time. The amended plans are filed as exhibits to PMC’s Annual Report on Form 10-K, filed with the SEC on March 1, 2007.

Health and Welfare Benefits

In fiscal 2006, the executive officers were eligible to receive the same health and welfare benefits that are generally available to other employees and a contribution to their benefit premium that is the same as provided to other employees. These benefits programs include the employee stock purchase plan, extended health and dental insurance, health and dependent care flexible spending accounts, short term and long term disability, a patent award program, life insurance and supplemental life insurance, accidental death and dismemberment, leave programs, education assistance, employee assistance program and certain other benefits. Certain executive officers may also receive tax preparation services. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2006, are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 26.

In fiscal 2006, Mr. Krock received a home relocation benefit of $94,741 that is described in the column labeled “All Other Compensation” of the Summary Compensation Table on page 26.

Retirement Benefits

PMC maintains for its US-based executives a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Under the 401(k) Plan, all PMC employees, including executive officers, are eligible to receive matching contributions from PMC. The matching contribution for 401(k) Plan year 2006 was $5,250 and was calculated and paid on a payroll-by-payroll basis subject to applicable Federal limits. For fiscal 2007, the matching contribution under the 401(k) plan will be $5,500. PMC does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees other than the 401(k) Plan. PMC’s Common Stock is not included in PMC’s 401(k) Plan, except as it may be indirectly included as part of a fund’s holdings. PMC does not offer a deferred income plan for its executives.

Canadian based executives participate in PMC’s Group Registered Retirement Savings Plan (the “RRSP”). Under the RRSP, all PMC employees located in Canada, including executive officers, are eligible to receive matching contributions from PMC. In fiscal 2006, employees were required to contribute a minimum of 2% of their base salary and PMC would match 5% of their base salary subject to an overall maximum of $13,500 Cdn for combined employee and employer contributions.

Management and the Committee believe the retirement benefits and other generally available health and welfare benefits programs described above are appropriate and consistent with its overall compensation program to better enable PMC to attract and retain superior employees. Management periodically reviews the levels of benefits provided to all employees and makes adjustments, as necessary. Attributed costs of the personal benefits described above for the Named Executive Officers for the fiscal year ended December 31, 2006, are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 26.

Change of Control Arrangements

In addition, we have change of control arrangements with our Named Executive Officers, which provide for the executives to receive certain payments and benefits if their employment with PMC is terminated in connection with a change of control of the Company. Information regarding applicable payments under such agreements for the Named Executive Officers is provided under the heading “Change of Control and Severance Agreements” on page 32. These arrangements are designed to promote stability and continuity of senior management.

Stock Ownership Guidelines

In December 2006, to directly align the interests of executive officers with the interests of the stockholders, the Committee approved stock ownership guidelines that require that each executive officer retain a minimum ownership interest in PMC. The amount of stock an executive must retain depends upon the executive’s position. The Chief Executive Officer, Mr. Bailey, is required to own and retain a minimum number of shares totaling in value one times his base salary, while all other actively employed executive officers are required to own and retain a minimum number of shares or share units totaling in value no less than $100,000. The Chief Executive Officer must attain the ownership guideline by the fifth anniversary of his first grant, and other executive officers must attain the ownership guideline by the fifth anniversary of the first grant of restricted stock units to such officer. The Chief Executive Officer now holds more than the minimum guideline. PMC does not have a policy regarding the hedging of the economic risks of securities held by our executive officers, but any such transactions must be accomplished within the requirements of the insider trading policy.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code (“IRC”), which provides that PMC may not deduct compensation of more than $1,000,000 that is paid to certain individuals. PMC believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. For fiscal 2006 no executive officer received compensation subject to Section 162(m) of the IRC in excess of $1,000,000.

Accounting for Stock–Based Compensation

Beginning on January 1, 2006, PMC began accounting for stock–based compensation, including its stock option grants and restricted stock awards, in accordance with the requirements of FASB Statement 123(R).

Compensation of the Chief Executive Officer

The Committee determines Mr. Bailey’s total cash compensation based on similar competitive compensation data as that used for other executive officers, the Committee’s assessment of his past performance and the Committee’s expectations as to his future contributions to PMC. In fiscal 2006, the Committee maintained Mr. Bailey’s base salary at $450,000. He received aggregate cash bonuses under the STIP reward program of $247,286 for 2006 quarters in which PMC’s operating income on a non-GAAP basis exceeded 12.5% of revenue. During fiscal 2006, the Committee granted Mr. Bailey an option to purchase 500,000 shares of PMC Common Stock exercisable at $10.97 per share in connection with his annual performance review.

For fiscal 2007, the Committee increased Mr. Bailey’s base salary to $500,000 which is consistent with the median base salary of chief executive officers in the Peer Group. His STIP target for 2007 remains at 100% of base salary which is also consistent with the median incentive target of the Peer Group. The Committee agreed with Mr. Bailey’s recommendation not to award Mr. Bailey stock options or restricted stock units for fiscal year 2007 because his current beneficial interest in the Company meets the ownership and retention objectives underlying equity-based compensation.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that PMC specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S–K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Michael R. Farese
Jonathan J. Judge, Chairperson

The following table provides fiscal 2006 compensation information for the Chief Executive Officer, Chief Financial Officer, and three other executive officers of PMC and an individual who was no longer an executive officer at the end of December 31, 2006 who together constitute the most highly compensated executive officers in fiscal year 2006 based on their total compensation but without taking into account the annual change in the actuarial present value of accumulated pension benefits and earnings on non-qualified deferred compensation (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

For Fiscal Year Ended December 31, 2006

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Robert L. Bailey(8)	2006	450,000				520,112		247,286		34,332	(2)	1,251,730
President, Chief Executive Officer

Alan F. Krock(3)(8)	2006	270,416				156,033		128,162		122,905	(4)	677,516
Vice President and Chief Financial Officer

Martin Scott(5)	2006	249,292		500,000	(6)	176,009		34,467		7,512	(7)	967,280
Vice President and General Manager, Microprocessor Division

Colin C. Harris	2006	258,827	(8)			261,328	(9)	80,190		9,846	(10)	610,191
Vice President, Worldwide Operations

Mark C. Stibitz	2006	262,500				156,033		134,172	(11)	7,560	(12)	560,265
Vice President and General Manager, Enterprise Storage Division

Robert M. Liszt	2006	227,404		50,000	(13)	223,844		62,231		14,768	(14)	578,247
Vice President, Worldwide Sales

(1)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the compensation costs recognized for stock awards in fiscal 2006 for financial statement reporting purposes as determined pursuant to FAS 123R. The assumptions used in the calculation of values of option awards are set forth under the section entitled “Stock-based compensation” on page 52 of PMC’s Annual Report on Form 10-K for fiscal year 2006 filed with the SEC on March 1, 2007.
(2)	This amount consists of (a) $31,950 in tax preparation services, (b) $882 in life insurance premiums, (c) $1,500 in a U.S. benefit allowance.
(3)	Mr. Krock ceased to serve as Chief Financial Officer after the filing of the Company’s 2006 Annual Report on Form 10-K with the SEC on March 1, 2007 at which time he transitioned into the role of Vice President, Corporate Affairs. On March 1, 2007, the Company announced the appointment of Michael W. Zellner to the position of Vice President, Chief Financial Officer, commencing on March 2, 2007.
(4)	This amount consists of (a) relocation expenses of $94,741, (b) tax preparation services valued at $17,511 (c), tax equalization payment of $3,665 (d) PMC’s matching contribution of $4,348 under the “RRSP”, (e) $732 in life insurance premiums and (f) $1,908 in medical benefit allowances.
(5)	Mr. Scott became an executive officer on August 3, 2006 and ceased to be an executive officer on December 22, 2006.
(6)	The retention bonus was awarded as follows: $250,000 on June 1, 2006 and $250,000 on September 7, 2006.

(7)	This amount consists of (a) $1,051 in life insurance premiums, (b) $1,211 in a U.S. benefit allowance, and (c) PMC’s matching contribution of $5,250 under the tax-qualified 401(k) Plan.
(8)	Mr. Harris is paid entirely in Canadian dollars and Mr. Bailey and Mr. Krock are paid partially in Canadian dollars so reported amounts will vary depending upon the exchange rate then in effect.
(9)	Includes options for 62,500 shares granted on January 18, 2006 at an exercise price of $9.29 per share, which vest 1/4 on April 18, 2006 and 1/48 monthly thereafter.
(10)	This amount consists of (a) $485 in life insurance premiums, (b) $1,214 in a medical allowance, and (c) PMC’s matching contribution of $8,147 under the RRSP.
(11)	This amount includes a $50,000 bonus awarded in the fourth quarter of fiscal 2006 for meeting divisional profitability goals.
(12)	This amount consists of (a) $810 in life insurance premiums, (b) $1,500 in a U.S. benefit allowance, and (c) PMC’s matching contribution of $5,250 under the tax-qualified 401(k) Plan.
(13)	Mr. Liszt became an executive officer on March 6, 2006 and was awarded a $50,000 signing bonus at that time.
(14)	This amount consists of (a) $1,027 in life insurance premiums, (b) PMC’s matching contribution of $5,250 under the tax-qualified 401(k) Plan, (c) $1,241 in medical allowances and (d) $7,250 in automobile allowances.

The Company provides the Named Executive Officers with no perquisites or personal benefits during or after the officer’s employment, except as disclosed in this proxy statement.

The following tables show for the fiscal year ended December 31, 2006 certain information regarding options and other plan-based awards granted to the Named Executive Officers. Under the terms of PMC’s 1994 Incentive Stock Plan, the Board retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2006

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Robert L. Bailey	3/7/2006	3/2/2006	500,000	10.97	$2,825,000
Alan F. Krock	3/7/2006	3/2/2006	150,000	10.97	$847,500
Martin Scott(3)	3/7/2006	3/2/2006	200,000	10.97	$956,000
Colin C. Harris	1/18/2006	4/18/2005	62,500(4)	9.29	$299,375
	3/7/2006	3/2/2006	50,000(5)	10.97	$282,500
	6/7/2006	3/2/2006	50,000(5)	9.07	$240,000
	9/7/2006	3/2/2006	50,000(5)	6.37	$178,500
	12/7/2006	3/2/2006	50,000(5)	7.54	$205,500
Mark C. Stibitz	3/7/2006	3/2/2006	150,000	10.97	$847,500
Robert M. Liszt(6)	3/9/2006	3/9/2006	225,000	10.56	$1,224,000

(1)	The Company did not grant any stock awards in fiscal 2006.
(2)	The value of option awards is based on the fair market value as of the grant date of such award determined pursuant to FAS 123R. The exercise price for all options granted to the Named Executive Officers is 100% of the fair market value of the shares on the grant date. The option exercise price has not been deducted from the amounts indicated above. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option will depend on the market value of PMC’s Common Stock at such date in the future when the option is exercised. The proceeds to be paid to the individual following this exercise do not include the option exercise price.
(3)	Mr. Scott ceased to be an officer and an employee on December 22, 2006. As a result, 200,000 stock options previously granted to him were cancelled on January 21, 2007.
(4)	Mr. Harris was granted a total of 250,000 option awards on April 18, 2005. He elected to receive this grant in equal quarterly installments of 62,500 per quarter during fiscal 2005 and fiscal 2006.
(5)	Mr. Harris was granted a total of 200,000 option awards on March 7, 2006 and elected to receive this grant in equal quarterly installments during fiscal 2006.
(6)	Mr. Liszt’s employment with PMC commenced on March 6, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL 2006 YEAR-END

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the 2006 fiscal year on December 31, 2006:

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Robert L. Bailey	14,253	0		7.0157	1/14/2008
	460,747	0		7.0157	1/14/2008
	6,256	0		15.9844	1/4/2009
	773,744	0		15.9844	1/4/2009
	1,819	90	(1)	5.9500	3/31/2013
	175,934	6,167	(1)	5.9500	3/31/2013
	59,746	16,244	(1)	5.9500	3/31/2013
	246,657	18,279	(1)	5.9500	3/31/2013
	9,592	472	(1)	5.9500	3/31/2013
	514,843	35,157	(1)	5.9500	3/31/2013
	600,000	0		20.1300	12/29/2013
	250,000	350,000	(2)	7.8700	4/18/2015
	0	500,000	(3)	10.9700	3/7/2016
Alan F. Krock	16,972	8,334	(4)	4.9000	2/12/2013
	34,694	0		4.9000	2/12/2013
	200,000	0		20.1300	12/29/2013
	83,333	116,667	(2)	7.8700	4/18/2015
	0	150,000	(3)	10.9700	3/7/2016
Martin Scott	0	0	(7)	10.9700	3/7/2016
Colin C. Harris	24,000	0		9.0625	2/11/2008
	20,000	0		5.9500	3/31/2013
	50,000	0		5.9500	3/31/2013
	65,000	0		5.9500	3/31/2013
	100,000	0		20.1300	12/29/2013
	27,083	22,917	(5)	9.0000	10/20/2014
	26,041	36,459	(2)	7.8700	4/18/2015
	26,041	36,459	(2)	10.1400	7/18/2015
	26,041	36,459	(2)	7.8300	10/18/2015
	26,041	36,459	(2)	9.2900	1/18/2016
	0	50,000	(3)	10.9700	3/7/2016
	0	50,000	(3)	9.0700	6/7/2016
	0	50,000	(3)	6.3700	9/7/2016
	0	50,000	(3)	7.5400	12/7/2016
Mark C. Stibitz	50,418	16,806	(1)	5.9500	3/31/2013
	8,899	1,027	(1)	5.9500	3/31/2013
	127,345	2,089	(1)	5.9500	3/31/2013
	150,000	0		20.1300	12/29/2013
	62,500	87,500	(2)	7.8700	4/18/2015
	0	150,000	(3)	10.9700	3/7/2016
Robert M. Liszt	0	225,000	(6)	10.5600	3/9/2016

(1)	The aggregate of these stock options vested at the rate of 25% of the total number of shares subject to the option upon the date of grant of 3/31/2003 and the remaining 75% of the total number of shares vested equally over the remaining 48 months.

(2)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 4/18/2006 and 1/48th of the total number of shares vest monthly thereafter.
(3)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/07/2007 and 1/48th of the total number of shares vest monthly thereafter.
(4)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 1/31/2004 and 1/48th of the total number of shares vest monthly thereafter.
(5)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 10/20/2005 and 1/48th of the total number of shares vest monthly thereafter.
(6)	Stock options vest at the rate of 25% of the total number of shares subject to the option at the end of 3/09/2007 and 1/48th of the total number of shares vest monthly thereafter.
(7)	On March 7, 2006, Mr. Scott was granted an option to purchase 200,000 shares. This option was canceled 30 days following Mr. Scott’s resignation of employment on December 22, 2006. There are no shares subject to this option as of December 31, 2006.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2006

The following tables show for the fiscal year ended December 31, 2006 certain information regarding options exercised by the Named Executive Officers:

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert L. Bailey	201,708	885,212
Alan F. Krock	216,969	1,066,363
Martin Scott	0	0
Colin C. Harris	61,850	272,159
Mark C. Stibitz	0	0
Robert M. Liszt	0	0

(1)	The value realized equals the difference between the option exercise price and the fair market value of PMC’s Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

CHANGE OF CONTROL AND SEVERANCE AGREEMENTS

PMC’s Named Executive Officers each have a change of control agreement with PMC that provides them with specified benefits if terminated without cause or constructively terminated 60 days prior to or two years following a change in control, as described below. If a Named Executive Officer resigns or is terminated with cause (described below) or resigns, the officer receives only his base salary and accrued vacation through the date of termination.

Benefits received by a Named Executive Officer following a termination without cause or a constructive termination in connection with a change in control include:

(1)	payment of the officer’s accrued and unpaid base salary and accrued and unused vacation pay through the date of termination; plus

(2)	payment equal to four percent of their then-current base salary for each full month the officer was employed with PMC (or an affiliate), provided that the total payment shall not exceed two times the officer’s then-current base salary; plus

(3)	payment equal to two percent of the officer’s prior year’s bonus for each full month they were employed with PMC (or an affiliate), provided that the total payment shall not exceed the sum of the previous four quarterly bonus payments.

Receipt of these benefits may be conditioned upon the execution of a separation and release agreement, and covenants not to compete or solicit PMC employees for a specified period of time.

A Named Executive Officer may receive the right to continue to vest options that are unvested as of the termination date and exercise them up to thirty days following their full vesting if, within ten days of termination, the Named Executive Officer enters into a consulting agreement with the Company that specifies no less than five days of consulting services to the Company per quarter and provided that the executive officer maintains the confidentiality of the Company’s trade secrets.

Actions constituting “cause,” include, for instance, gross dereliction of duties, willful and gross misconduct, willful and material violation of laws, embezzlement or theft, and failure to achieve and maintain acceptable performance levels.

A “change of control,” may occur upon any of the following events:

(1)	any person or group other than PMC or its subsidiary becoming a beneficial owner of PMC securities representing 50% or more of the combined voting power of PMC’s then outstanding securities;

(2)	a sale or merger of the Company which results in the holders of PMC securities representing all voting power for the election of directors before the transaction holding less than a majority of the total voting power for the election of directors of the acquiring or surviving entity; or

(3)	a change in the Board such that the incumbent directors and nominees of the incumbent directors are no longer a majority of the total number of directors.

A “constructive termination” may occur as a result of a material reduction in executive’s compensation or benefits, a material reduction in title, authority or responsibility or the requirement that the executive officer relocate more than 100 miles.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers, with the exception of Mr. Scott, who resigned from PMC effective December 22, 2006. Payments and benefits are estimated assuming that the triggering event took place on the last business day of fiscal 2006 (December 31 2006), and the price per share of PMC’s Common Stock is the closing price on the NASDAQ Global Market as of that date ($6.71). There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct.

		Potential Payments Upon:
Name	Type of Benefit	Involuntary Termination In Connection With Change in Control ($)
Robert L. Bailey	Base Salary	450,000
	Lump-sum Payment	900,000
	Severance Payment	337,500

	Vesting Acceleration(1)	824,600

	Total Termination Benefits:	2,512,100
Alan F. Krock	Base Salary	270,416
	Lump-sum Payment	540,832
	Severance Payment	127,875

	Vesting Acceleration(1)	108,600

	Total Termination Benefits:	1,047,723
Colin C. Harris	Base Salary	258,827
	Lump-sum Payment	517,653
	Severance Payment	94,924

	Vesting Acceleration(1)	119,600

	Total Termination Benefits:	991,004
Robert M. Liszt	Base Salary	275,000
	Lump-sum Payment	110,000
	Severance Payment	0

	Vesting Acceleration(1)	0

	Total Termination Benefits:	385,000
Mark C. Stibitz	Base Salary	262,500
	Lump-sum Payment	525,000
	Severance Payment	92,335

	Vesting Acceleration(1)	157,004

	Total Termination Benefits:	1,036,839

(1)	Reflects the aggregate market value of unvested option grants and performance share awards, including the actual performance share awards earned for fiscal 2006 performance but determined in February 2007. For unvested option grants, aggregate market value is computed by multiplying (i) the difference between $6.71 and the exercise price of the option, by (ii) the number of shares underlying unvested options at December 31, 2006.

POLICIES AND PROCEDURES WITH RESPECT TO RELATED PARTY TRANSACTIONS

PMC’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve or ratify all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which PMC is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of PMC

•	any person who is known to be the beneficial owner of more than 5% of PMC’s Common Stock

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of PMC’s Common Stock

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest

On February 1, 2007, the Board approved PMC’s Related Party Transaction Policies and Procedures (the “Policy”) that outlines procedures for approving any material transaction in which PMC and a related party are participants, including any transaction with a related party in which the aggregate amount involved is expected to exceed $120,000.

The Policy provides that the Audit Committee shall review the material facts of the transaction and either approve or ratify, or disapprove, the transaction, subject to certain exceptions described below. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain transactions are deemed to be pre-approved by the Audit Committee under the terms of the Policy, including:

•	any arrangement relating to executive officer or director compensation (so long as it will described in PMC’s proxy statement)

•

any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues

•

any charitable contribution by PMC to a charitable organization or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts

•

any transaction where the related person’s interest arises solely from the ownership of PMC’s Common Stock and all holders of PMC Common Stock received the same benefit on a pro rata basis (e.g. dividends)

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids

•	any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority

•	any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services

In addition, the Board has delegated to the Chairperson of the Audit Committee the authority to pre-approve or ratify, as applicable, any transaction with a related party in which the aggregate amount involved is expected to be less than $1 million.

All related party transactions shall be disclosed in PMC’s applicable filings with the SEC as required under SEC rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires PMC’s executive officers and directors, and persons who own more than 10% of PMC’s Common Stock, to file reports regarding ownership of, and transactions in, PMC’s securities with the Securities and Exchange Commission and to provide PMC with copies of those filings. Based solely on its review of the copies of such forms received by PMC, or written representations from certain reporting persons, PMC believes that during fiscal year 2006, each of the reporting persons complied with all applicable Section 16(a) filing requirements.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed PMC’s audited consolidated financial statements and discussed them with management. The Audit Committee has discussed with Deloitte & Touche LLP, PMC’s independent auditors during the 2006 fiscal year, the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee received from Deloitte & Touche LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence.

Based on this review, the Audit Committee recommended to the Board that PMC’s audited consolidated financial statements be included in PMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act, or the Exchange Act, except to the extent that PMC specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

THE AUDIT COMMITTEE
Richard E. Belluzzo
Jonathan J. Judge
William H. Kurtz, Chairperson

OTHER MATTERS

The Board of Directors knows of no other matter that will be presented for consideration at the 2007 Annual Meeting of Stockholders. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matter in accordance with their best judgment.

By Order of the Board of Directors,

/S/ ROBERT L. BAILEY Robert L. Bailey
President and Chief Executive Officer,
March 22, 2007

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PMC-SIERRA, INC.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON May 8, 2007

PROXY

The undersigned Stockholder of PMC-SIERRA, INC. (the “Company”) acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement each dated March 26, 2007, and the undersigned revokes all prior proxies and appoints each of Robert L. Bailey and Alinka Flaminia, proxies and attorneys-in-fact, each with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at Hyatt Regency Santa Clara, 5101 Great America Parkway, Santa Clara, California, on May 8, 2007, at 9:00 a.m. local time, and at any adjournment thereof, and instructs said proxies to vote as directed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for all of the nominees of director in Item 1 and for Item 2. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for the proposals.

(Important - To be signed and dated on reverse side)

PMC-SIERRA, INC. OFFERS STOCKHOLDERS OF RECORD

THREE WAYS TO VOTE YOUR PROXY

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-816-0836, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on May 7, 2007.

INTERNET VOTING

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 5:00 p.m. Eastern Daylight Time on May 7, 2007.

VOTING BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Inc., Wall Street Station, P.O. Box 1102, New York, NY 10269-0667. If you are voting by telephone or the Internet, please do not mail your proxy card.

DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL

☒ Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
1.	To elect directors of the company to serve for the ensuing year and until the next annual meeting or the election of their successors.		FOR all nominees listed above (except as indicated)		WITHHOLD
	Nominees:	Robert L. Bailey, Richard E. Belluzzo,	`		`
James V. Diller, Sr., Michael R. Farese,
Jonathan J. Judge, William H. Kurtz and Frank J. Marshall
If you wish to withhold authority to vote for any individual nominee, write the name of that nominee on the line above.
2.	To ratify the appointment of Deloitte & Touche LLP as the company’s independent auditors for the 2007 fiscal year.		FOR `	AGAINST `	ABSTAIN `

By executing this proxy, the undersigned stockholder grants the proxies, in their discretion, the ability to vote upon such other business as may properly come before the meeting or any adjournment thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Date:                         , 2007 Signature Signature

(Note: This Proxy should be marked, dated and signed by the stockholder exactly as his/her name is printed at the left and returned promptly in the enclosed envelope. A person signing as an executor, administrator, trustee or guardian should so indicate and specify his/her title. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. If shares are held by joint tenants or a community property, all joint owners should sign.)